UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 24, 2013 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-402-1000
________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On June 24, 2013, athenahealth, Inc. (“athenahealth”) entered into an Office Lease Agreement (the “Lease”) with JAMESTOWN Ponce City Market, L.P. (“Landlord”) for approximately 75,000 square feet of office space located at 675 Ponce de Leon Avenue, NE, Atlanta, Georgia, and known as Ponce City Market. The Lease has an eleven-year term, commencing June 16, 2014, with renewal options for two additional terms of five years each. The initial base rent under the Lease is $2,107,800 per year, payable in monthly installments, and increasing by approximately 2% per year after the second lease year. athenahealth is entitled to rent abatement for the first twelve months of the Lease beginning on the commencement date. In addition, athenahealth is entitled to a tenant allowance. The Lease contains customary representations, warranties, covenants, and termination provisions and additional provisions pertaining to a retail market, amenities, a prior lease obligation payment, a right of first refusal for athenahealth to lease certain office space, and expansion options.
The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which will be filed with athenahealth’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent applicable, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.
On June 24, 2013, athenahealth issued a press release announcing the signing of the Lease. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on June 24, 2013, furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)
June 24, 2013	/s/ DANIEL H. ORENSTEIN
Daniel H. Orenstein
SVP, General Counsel, and Secretary